Exhibit 99.1
Contacts:
Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200, stephanie@sternir.com
Martina Schwarzkopf, Ph.D., Russo Partners, (212) 845-4292, martina.schwarzkopf@russopartnersllc.com
Tony Russo, Ph.D., Russo Partners, (212) 845-4251, tony.russo@russopartnersllc.com

FOR IMMEDIATE RELEASE:

Endocyte Reports Fourth Quarter and Year End 2012 Financial Results and Business Update

- Endocyte and Merck Expand Vintafolide Development -

- EMA Approval Decision for Vintafolide Expected by Year-End 2013 -

- Conference call today at 4:30 p.m. EST -

West Lafayette, Ind., Feb. 25, 2013 – Endocyte, Inc. (NASDAQ Global Market: ECYT), a biopharmaceutical company developing targeted small molecule drug conjugates (SMDCs) and companion imaging diagnostics for personalized therapy in cancer and other serious diseases, today announced financial results for the fourth quarter and year ending Dec. 31, 2012, and provided a business update.

“2012 was transformative for Endocyte, as we laid out a clear path toward commercialization and further development of the Company’s pipeline and announced a landmark partnership with Merck for vintafolide,” said Ron Ellis, Endocyte’s president and chief executive officer. “Our marketing authorization application (MAA) filings for vintafolide and etarfolatide were accepted for review by the European Medicines Agency (EMA), and we continued enrollment for the Phase 3 PROCEED trial in platinum-resistant ovarian cancer and the Phase 2 TARGET trial in non-small cell lung cancer (NSCLC) while moving several other candidates toward the clinic.”

Ron Ellis added, “In addition, today we announced Merck’s and Endocyte's plans to initiate a Phase 2 randomized trial of vintafolide in folate receptor-positive triple negative breast cancer in the second half of this year. We have collaborated closely with Merck in the selection of this promising indication with a large patient population and significant unmet medical need. The randomized Phase 2 breast cancer trial underscores Merck’s commitment to the development of vintafolide in multiple indications. This will be the fourth vintafolide clinical study, adding to the current studies in ovarian cancer, NSCLC, and the combination study with carboplatin and paclitaxel.”

“We also announced our decision with Merck to amend the PROCEED trial design to provide the option to enroll an additional 100 patients to support the overall survival analysis. The decision to exercise the option and add the extra 100 patients will be made by the Data and Safety Monitoring Board, who could decide to stop the study at 250 patients (for futility, efficacy or safety reasons) or to enroll 100 additional patients to support the final overall survival analysis. If the 100 additional patients are enrolled, Merck will pay 75 percent of the incremental cost, and we would expect enrollment to take an additional nine -10 months,” Ron Ellis commented.

Recent Highlights

•	Acceptance by the EMA for review of the MAA filings for vintafolide and etarfolatide in platinum- resistant ovarian cancer

•	Trial enrollment on track for the Phase 3 PROCEED trial in platinum-resistant ovarian cancer and the Phase 2b TARGET trial in second line NSCLC
•	The option to add 100 additional patients to the PROCEED study to support overall survival analysis
•	A fourth vintafolide clinical study in folate receptor-positive triple negative breast cancer
•	On schedule to file two investigational new drug applications (INDs) in the next 12 months: a folate-targeted SMDC incorporating tubulysin as the drug payload and a prostate-specific membrane antigen (PSMA) targeted SMDC for prostate cancer

Fourth Quarter 2012 Financial Results

Endocyte reported a net loss of $0.8 million, or $0.02 per basic and diluted share for the fourth quarter of 2012, compared to a net loss of $10.8 million, or $0.30 per basic and diluted share, for the same period in 2011.

Revenue was $14.5 million for the fourth quarter of 2012 associated with the collaboration with Merck. Of this revenue, $13.5 million related to the amortization of (1) the $120.0 million upfront license payment; (2) a $5.0 million milestone payment received for the MAA filing during the fourth quarter and (3) $9.5 million in reimbursable research and development expenditures incurred prior to the fourth quarter of 2012. The remaining $1.0 million of revenue related to amortization of reimbursable research and development expenditures incurred during the fourth quarter of 2012. The amortization for both the upfront license fee and ongoing research and development services are recognized as revenue ratably over a performance period that began at the closing date of the agreement, April 27, 2012, and will conclude at the end of 2014.

Research and development expenses were $10.5 million for the fourth quarter of 2012, compared to $7.8 million for the same period in 2011. The increase was driven by an increase in clinical trial expenses, development costs of the preclinical pipeline and compensation expense, partially offset by a decrease in manufacturing costs related to process and method validations for Endocyte’s lead candidate’s vintafolide and etarfolatide. Merck funds manufacturing costs for vintafolide, along with a portion of the PROCEED trial and all of the TARGET trial costs, under the companies’ collaboration agreement. Adjusted research and development expenses were $6.4 million for the fourth quarter of 2012, net of the $4.1 million current period expenses reimbursable by Merck referred to above.

General and administrative expenses were $5.0 million for the fourth quarter of 2012, compared to $2.9 million for the same period in 2011. The increase in expenses was attributable to establishing commercial capability and an increase in compensation expenses.

Interest expense was $0 million in the fourth quarter of 2012 compared to $0.4 million in the same period in 2011. The company retired its credit facility in the second quarter of 2012 and the average debt balance was $12.9 million in the fourth quarter of 2011.

Cash, cash equivalents and investments were $201.4 million at Dec. 31, 2012, compared to $204.7 million at Sep. 30, 2012 and $128.1 million at Dec. 31, 2011. The increase compared to Dec. 31, 2011 was attributable to the upfront payment from Merck of $120.0 million, the $5.0 million milestone payment from Merck in the current quarter for the MAA filing and Merck’s reimbursement of certain research and development expenses, which was partially offset by the cash disbursements for operations and the repayment of the outstanding balance on the credit facility.

Financial Guidance

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Endocyte expects that its cash, cash equivalents and investments will be between $145.0 - $160.0 million at Dec. 31, 2013.

Endocyte expects 2013 expenses, net of Merck reimbursements, of approximately $65.0 million. The increase in spending supports the following objectives:

•	Pre-launch expenses in preparation of a potential approval of vintafolide and etarfolatide in Europe
•	Higher enrollment in the PROCEED study
•	Increase in development expenses to support two new products expected to enter the clinic

“Our disciplined expense management, combined with the Merck partnership, allowed us to build a very secure financial base during 2012,” stated Mike Sherman, Endocyte’s chief financial officer. “In 2013 we expect to invest in building value for Endocyte, pursuing key initiatives including expanding our commercial capability in anticipation of potential EU approval, conducting the PROCEED trial, and advancing development of new SMDCs.”

Upcoming Expected Milestones

•	Receive EMA decision on MAAs in the fourth quarter of 2013
•	File IND and initiate clinical trial for folate-targeted tubulysin therapeutic in the first half of 2013
•	File IND and initiate clinical trial for PSMA-targeted tubulysin therapeutic and companion imaging agent near the end of 2013 or early 2014
•	Under collaboration with Merck, initiate randomized trial for vintafolide in folate receptor-positive triple negative breast cancer in the fourth quarter of 2013
•	Top-line data expected from the Phase 2b TARGET trial in NSCLC in the first half of 2014
•	Completion of enrollment of 250 folate receptor-positive (100%) patients in the Phase 3 PROCEED trial and decision on the potential expansion of enrollment in the first half of 2014

Conference Call

Endocyte management will host a conference call today at 4:30 p.m. EST.

U.S. and Canadian participants:	(877) 845-0711
International:	(760) 298-5081

A live, listen-only webcast of the conference call may also be accessed by visiting the Investor Relations section of the Endocyte website, www.endocyte.com.

A replay of the call will be available beginning at 7:30 p.m. EST on Feb. 25, until midnight EST on Mar. 4, 2013. To access the replay, please dial (855) 859-2056 (US/Canada) or (404) 537-3406 (International) and reference the conference ID 93752119. Additionally, the webcast will be recorded and available on the company's website for two weeks following the call.

Note on Non-GAAP Financial Measure

As used in this press release, the term “adjusted research and development expenses” is a financial measure that is not expressly recognized by accounting principles generally accepted in the United States, or GAAP. Adjusted research and development expenses are net of the amounts reimbursable during a period by Merck pursuant to the collaboration agreement for vintafolide which for US GAAP purposes are ultimately recorded as revenue. Endocyte provides adjusted research and development expense to enhance comparability with prior periods and uses it as a basis for guidance regarding future operations. A reconciliation of this non-GAAP measure to research and development expenses computed in accordance with GAAP is included in the financial tables below.

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About Endocyte

Endocyte is a biopharmaceutical company developing targeted therapies for the treatment of cancer and other serious diseases. Endocyte uses its proprietary technology to create novel SMDCs and companion imaging diagnostics for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging diagnostics are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment.

For additional information, please visit Endocyte’s website at www.endocyte.com.

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the potential regulatory approval and commercial launch of products, the success of the Merck collaboration, the initiation of future clinical trials, the enrollment period for and availability of data from ongoing and future clinical trials, and the company's timeline for seeking regulatory approval to initiate clinical trials for new compounds. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials (whether caused by competition, adverse events, patient enrollment rates, unavailability of DOXIL or CAELYX, regulatory issues or other factors); risks that data from its clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates; the goals of its development activities; estimates of the potential markets for its product candidates; estimates of the capacity of manufacturing and other facilities required to support its product candidates; projected cash needs; and expected financial results. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Endocyte, Inc.

Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2012	2011	2012

Collaboration revenue	$191	$14,454	$191	$34,682
Costs and expenses:
Research and development	7,753	10,518	28,828	35,671
General and administrative	2,862	4,950	10,000	15,054
Total costs and expenses	10,615	15,468	38,828	50,725
Loss from operations	(10,424)	(1,014)	(38,637)	(16,043)

Interest income	38	191	129	328
Interest expense	(351)	(1)	(1,988)	(629)
Other expense, net	(17)	(25)	(36)	(948)
Net loss	$(10,754)	$(849)	$(40,532)	$(17,292)

Net loss per share – basic and diluted	$(0.30)	$(0.02)	$(1.40)	$(0.48)

Weighted average number of common shares used in net loss per share – basic and diluted	35,745,364	35,910,490	29,003,991	35,858,757

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Endocyte, Inc.

Balance Sheets

(in thousands, except per share amount)

	As of December 31,	As of December 31,
	2011	2012
		(unaudited)
Assets
Cash, cash equivalents and investments	$128,085	$201,378
Other assets	3,590	12,701
Total assets	$131,675	$214,079

Liabilities and stockholders’ equity
Current liabilities	$5,470	$10,478
Deferred revenue, current portion	—	51,993
Long-term debt, net of current portion	12,833	—
Deferred revenue, net of current portion	—	51,993
Other liabilities, net of current portion	—	42
Total stockholders’ equity	113,372	99,573
Total liabilities, convertible preferred stock and stockholders’ equity	$131,675	$214,079

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Endocyte, Inc.

Reconciliation of Adjusted Research and Development Expenses

(in thousands, unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2012	2011	2012
Research and development expenses	$7,753	$10,518	$28,828	$35,671
Amounts reimbursable by Merck	(394)	(4,098)	(1,681)	(11,861)
Adjusted research and development expenses	$7,359	$6,420	$27,147	$23,810

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